From the Desk of

David R. Wells

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the "Agreement") is entered into as of April 22, 2013, by and between Petrosonic Energy, Inc., a Nevada corporation (the “Company"), and StoryCorp Consulting, Inc., a Nevada corporation (“StoryCorp").

RECITALS

WHEREAS, the Company desires to engage StoryCorp to provide certain finance, accounting and management services with respect to the Company's business; and

WHEREAS, StoryCorp represents that they have considerable knowledge and experience in finance, accounting and management services, and desires to provide those services to the Company, all as more specifically set forth below.

NOW, THEREFORE, in consideration of the promises and the respective covenants and agreements of the parties herein contained, the parties hereby agree as follows.

1. Consulting Engagement: Term. The Company hereby engages StoryCorp and StoryCorp hereby accepts such engagement by the Company as a consultant and advisor with respect to the matters specifically set forth herein and/or Schedule "A" attached hereto. The term of this Agreement shall commence on the date of execution of this Agreement and continue on a monthly basis unless terminated earlier as herein provided.

2. Consulting Services. During the term of the Agreement, StoryCorp shall devote the time necessary from the StoryCorp offices, completing tasks as outlined in Schedule A. StoryCorp represents and warrants to the Company that they are able to provide such services in a professional manner consistent with this type of engagement. The parties understand and further agree that, during the Term of the Agreement, StoryCorp is not restricted from providing similar consulting services to other companies, provided that any such other activities shall not materially interfere with the services required to be provided hereunder.

The Company agrees to respond timely by email to activity reports submitted by StoryCorp. In the absence of comments from the Company, StoryCorp assumes that activities are accepted by the Company.

3. Compensation. In consideration of the consulting services to be rendered as set forth herein, the Company shall compensate StoryCorp as follows:

(a)	$10,000 payable upon execution of this Agreement. The fee will be payable in $7,500 cash and $2,500 in restricted common stock of the Company. The number of shares issued will be based on a share price equal to 80% of the VWAP of the prior month, but in any event not less than $0.01;

(b)	$7,500 payable at the beginning of each calendar month for services rendered beginning June 1, 2013. The fee will be payable in full in cash, or $5,000 cash and $2,500 in restricted common stock of the Company, at the discretion of the Company. The number of shares issued will be based on a share price equal to 80% of the VWAP of the prior month, but in any event not less than $0.01;

(c)	Quarterly bonuses payable in cash or restricted common stock at the sole discretion of the Company, and

(d)	For services outside of those described in Exhibit A, StoryCorp will issue monthly invoices at a bill rate of $250 per hour, payable $125 in cash and $125 in restricted common stock (priced and preference as noted in 3(b)).

4. Termination. This Agreement may be terminated in any one of the following ways:

(a) By Company With or Without Cause. At any time after the commencement of this Agreement, the Company may, with or without cause, terminate this Agreement, effective thirty (30) days after written notice is provided to StoryCorp.

(b) By StoryCorp With or Without Cause. At any time after the commencement of this Agreement, StoryCorp may, with or without cause, terminate this Agreement, effective thirty (30) days after written notice is provided to Company.

(c) By StoryCorp, 10 Day Notice. At any time after the commencement of this Agreement, StoryCorp may terminate this Agreement with a 10-day written notice for reasons of non-payment of fees.

5. Expenses. During the term of the Agreement, the Company shall pay or promptly reimburse StoryCorp for reasonable and necessary travel, lodging, meals, telephone, copying, delivery, and other expenses paid or incurred by StoryCorp in connection with the direct performance of its services, activities and responsibilities under this Agreement, upon presentation of documented expenses, statements, or other evidences of expenses provided. Amounts incurred in excess of $250 require pre-approval by email.

6. Representations and Warranties of the Company.

(a) The Company hereby represents and warrants that it has full power and legal right and authority to execute, deliver, and perform under this Agreement, and that the officers executing this Agreement on behalf of the Company have full power of authority to do so.

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(b) The Company hereby represents and warrants that this Agreement has been duly authorized by all necessary corporate action, has been duly executed and delivered by the Company and is enforceable against the Company in accordance with its terms, subject only to the applicable bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the rights of creditors generally and to principles of equity.

(c) The Company hereby covenants and agrees to indemnify and hold harmless StoryCorp from and against and in respect of (i) any and all losses and damages resulting from any misrepresentations or breaches of any warranty, covenant or agreement by the Company made or contained in this Agreement and (ii) any and all actions, suit, proceedings, claims, demands, judgments, costs and expenses, including attorney's fees, incident to the foregoing.

7. Representations, Warranties and Covenants of StoryCorp.

(a) StoryCorp hereby represents and warrants that he has full power and legal right and authority to execute, deliver, and perform under this Agreement.

(b) StoryCorp hereby covenants and agrees to indemnify and hold harmless the Company from and against and in respect of (i) any and all losses and damages resulting from any misrepresentation or breach of any warranty, covenant or agreement by StoryCorp made or contained in this Agreement and (ii) any and all actions, suit, proceedings, claims, demands, judgments, costs and expenses, including attorney’s fees, incident to the foregoing.

(c) StoryCorp acknowledges that it has not has signed a Non-Disclosure agreement.

8. Independent Contractor Status.

It is expressly understood and agreed that this is a consulting services agreement only and does not constitute an employer/employee relationship. Accordingly, StoryCorp agrees that StoryCorp shall be solely responsible for the payment of its own taxes or sums due to the federal, state or local governments, office overhead, workers compensation, fringe benefits, pension contributions and other expenses. StoryCorp is an independent contractor and the Company shall have no right to control the activities of StoryCorp other than to require StoryCorp to provide its consulting services in a professional manner pursuant to the terms and conditions of this Agreement. StoryCorp shall have no authority to bind the Company except as provided for by the Company in writing.

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9. Miscellaneous Provisions.

(a) Notices. Any notice, request, demand or other communications required or permitted pursuant to this Agreement shall be in writing and shall be deemed to have been properly given if delivered in person or by courier or other overnight carrier, by facsimile transmission or by certified or registered mail, postage prepaid and return receipt requested, to each party hereto at the address indicated below or at any other address as may be designated from time to time by written notice to each party. Such notice shall be deemed given upon delivery.

If to StoryCorp:	StoryCorp Consulting
3435 Ocean Park Blvd. #107, Box 478
Santa Monica, CA 90405

If to Company:	Petrosonic Energy, Inc.
Suite 204, 205 – 9th Avenue SE
Calgary, AB, Canada, T2G 0R3

10. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof, and supersedes all prior written or oral agreements, commitments or understandings with respect to the matters provided for herein, and no modification shall be binding unless set forth in writing and duly executed by each party hereto.

11. Binding Effects. This Agreement shall be binding upon and inure to the benefit of the parties hereto their respective heirs, executors, administrators and successors, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business.

12. Headings. The headings or captions of this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or scope of this Agreement or the intent of any provisions hereof.

13. Identification. Whenever required by the context of this Agreement, the singular number shall include the plural, and the word “person” or “party" shall include a corporation, limited liability company, firm, partnership, or other form of association.

14. Waiver. The waiver by any party to this Agreement of a breach of any provision of this Agreement shall not be deemed a continuing waiver or a waiver of any subsequent breach of that or any other provision of this Agreement.

15. Arbitration. In the event of any dispute between the parties which arises under this Agreement, such dispute shall be settled by arbitration in accordance with the rules for commercial arbitration of the American Arbitration Association (or a similar organization) in effect at the time such arbitration is initiated. A list of arbitrators shall be presented to the Claimant and Respondent from which one will be chosen using the applicable rules. The hearing shall be conducted in the City of Los Angeles, California, unless both parties consent to a different location. The decision of the arbitrator shall be final and binding upon all Parties.

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The prevailing party shall be awarded all of the filing fees and related administrative costs. Administrative and other costs of enforcing an arbitration award, including the costs of subpoenas, depositions, transcripts and the like, witness fees, payment of reasonable attorney's fees, and similar costs related to collecting an arbitrator's award, will be added to, and become a part of, the amount due pursuant to this Agreement. Any questions involving contract interpretation shall use the laws of state of the venue as described above. An arbitrator's decision may be entered in any jurisdiction in which the party has assets in order to collect any amounts due hereunder.

16. Counterparts. For the convenience of the parties hereto, this Agreement may be executed in one or more counterparts, which shall each be considered an original.

17. Severability. If any provision of this Agreement shall be declared invalid or unenforceable, the remainder of this Agreement will continue in full force and effect so far as the intent of the parties hereto can be carried out.

18. Construction. Should any provision of this Agreement require judicial interpretation, it is agreed that the court interpreting or construing the same shall not be apply a presumption that the terms hereof shall be more strictly construed or strictly against the party who itself or through its agent prepared the same, it being agreed that the agents of all parties have participated in the preparation hereof.

19. Recitals. The recitals set forth at the beginning of this Agreement are incorporated by reference in, and made a part of this Agreement.

20. Governing Law. This Agreement shall be governed by and construed under the laws of the State of California (irrespective of its choice of law principles). Each party hereby consents to the exclusive jurisdiction of the state and federal courts sitting in Los Angeles County, California, in any action on a claim arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each party further agrees that personal jurisdiction over such party may be effected by service of process by registered or certified mail addressed as provided in Section 9(a) of this Agreement, and that when so made shall be as if served upon such party personally within the State of California.

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COMPANY		StoryCorp Consulting

By:	/s/ Art Agolli	By:	/s/ David R. Wells
Name:	Art Agolli	Name:	David R. Wells
Title:	CEO	Title:	President

Date:	24 April, 2012	Date:	4/26/12

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Schedule A

Description of Services:

1.	Financial and SEC Filings

a)	Responsible for the closing of the financial books quarterly.

a)	StoryCorp will process of all invoices, receivables and other bookkeeping functions.

b)	StoryCorp will handle cash functions at the discretion of management.

b)	Responsible for the preparation of quarterly financial statements and variance analysis for management.

c)	Responsible for the preparation of quarterly and annual Form 10 filings, and their timely filing, with the SEC.

d)	Responsible for proper formatting and filing with SEDAR, as long as is applicable.

The Company acknowledges that StoryCorp and/or its affiliates are not registered Broker/ Dealers and therefore are unable to accept payment for fund raising as a percentage of the amount raised. As well, the Company receiving funding is not a criterion for continued engagement and StoryCorp makes no promises as to its ability to arrange funding in any form for the Company.

Company and StoryCorp agree to periodically review and amend, if necessary, the Schedule A items.

/s/ Art Agolli	/s/ David R. Wells
Company (Initial)	StoryCorp (Initial)

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